Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	Larry Cains
Manager, Communications	Vice President	Senior Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7045
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	larry.cains@assurant.com
FOR IMMEDIATE RELEASE
Assurant Reports Q3 2005 Net Operating Income of $125.6 Million ($0.92
per diluted share), An Increase of 71% Over 2004; Net Income of $100.3
Million ($0.74 per diluted share), An Increase of 34% Over 2004
New York – November 3, 2005 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the third quarter 2005 and the nine-month period ended September 30, 2005.
J. Kerry Clayton, Chief Executive Officer, said: “We saw strong growth in net operating income despite the worst hurricane season on record. We continue to grow profits, increase shareholder value and improve ROE through our diversified specialty insurance strategy. ”
Third Quarter Results
Net income in the third quarter of 2005 was $100.3 million, or $0.74 per diluted share, versus third quarter 2004 net income of $74.8 million, or $0.53 per diluted share.
Net operating income (see footnote 2 at the end of this release) for the third quarter of 2005 increased 71% to $125.6 million, or $0.92 per diluted share, compared to third quarter 2004 net operating income of $73.2 million, or $0.52 per diluted share. Net operating income excludes investment gains or losses and other unusual items including a $35.1 million after-tax charge for the 1995-1997 excess of loss reinsurance program. Recently, the company settled with one of the largest reinsureds in the program, did not prevail in an arbitration with another reinsurer, and strengthened reserves for remaining exposures in the program.
Net earned premiums of $1.6 billion in the third quarter of 2005 increased 1% from the same period in 2004.

Net investment income in the third quarter of 2005 increased to $175.2 million from $160.0 million in the third quarter of 2004 primarily as a result of an increase in invested assets. The third quarter of 2005 includes $3.2 million of investment income realized from real estate partnerships. Excluding this item, the yield on average invested assets and cash and cash equivalents was 5.71% in the third quarter of 2005, compared to 5.56% in the third quarter of 2004.
Nine-Month Results
Net income in the first three quarters of 2005 was $342.3 million, or $2.47 per diluted share, versus the first three quarters of 2004 net income of $264.4 million, or $1.86 per pro forma share (see footnote 1 at the end of this release).
Net operating income for the first three quarters of 2005 increased 43% to $370.8 million, or $2.67 per diluted share, compared to net operating income of $258.4 million, or $1.82 per pro forma share in the same period of the prior year. Net operating income excludes investment gains or losses and other unusual items. The after tax charge of $40.3 million for the 1995-1997 excess of loss reinsurance program includes $5.2 million that had previously been reported in Assurant Solutions and Assurant Specialty Property in the second quarter of 2005.
Net earned premiums increased 1% to $4.9 billion in the first three quarters of 2005 from $4.8 billion for the same period in 2004.
Net investment income in the first three quarters of 2005 increased to $516.4 million from $471.5 million in the first three quarters of 2004 primarily as a result of an increase in invested assets. Excluding $12.6 million of investment income from real estate partnerships recorded in the second and third quarters, the yield on average invested assets and cash and cash equivalents was 5.57% in the first three quarters of 2005, compared to 5.47% in the first three quarters of 2004.
Reconciliation of Net operating income to Net income

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
	(UNAUDITED)
	(amounts in millions, net of tax)

Assurant Solutions and Assurant Specialty Property	$53.1	$3.0	$171.7	$81.6
Assurant Health	45.7	47.9	144.8	124.5
Assurant Employee Benefits	22.8	15.0	49.0	42.2
Assurant Preneed	10.5	8.9	30.3	25.5
Amortization of deferred gain on disposal of businesses	7.6	9.4	23.0	28.1
Interest expense	(10.0)	(9.8)	(29.9)	(28.1)
Corporate and other	(4.1)	(1.2)	(18.1)	(15.4)

Net operating income	125.6	73.2	370.8	258.4

Adjustments:
Net realized gains on investments	9.8	1.6	12.8	14.6
Excess of loss reinsurance program (1995-1997)	(35.1)	—	(40.3)	—
Loss on disposal of business	—	—	—	(6.3)
Expenses directly related to stock offerings	—	—	(1.0)	(2.3)

Net income	$100.3	$74.8	$342.3	$264.4

Assurant Solutions and Assurant Specialty Property
Assurant Solutions and Assurant Specialty Property third quarter 2005 net operating income was $53.1 million, up significantly from third quarter 2004 net operating income of $3.0 million. Net operating income for the first three quarters of 2005 grew 110% to $171.7 million from $81.6 million in the first three quarters of 2004. Net operating income for both the third quarter 2005 and 2004 includes four catastrophes. 2005 catastrophe losses, net of reinsurance, of $31.1 million were lower than 2004 losses of $75.5 million as a result of the differing severity and location of the hurricanes, and reinsurance programs in place during the respective years. Excluding the catastrophe losses, Assurant’s Specialty Property business continues to have favorable loss experience. These businesses also benefited from higher investment income and fee income. In addition, favorable settlements related to commissions and claims payable from three clients, two of which previously declared bankruptcy, contributed $6.5 million after tax to the quarter and $11.1 million to the nine months of 2005.
Assurant Solutions and Assurant Specialty Property third quarter 2005 net earned premiums increased 8% to $648.0 million from $602.7 million in the same year-ago period. Net earned premiums in the first three quarters of 2005 increased 3% to $1.9 billion from $1.8 billion in the first three quarters of 2004. The increases are a result of continued growth in the specialty property and extended service contract businesses and strong international growth. Gross written premiums continue to grow for all core products with the exception of domestic credit insurance.
Assurant Health
Assurant Health third quarter 2005 net operating income of $45.7 million was down 5% from $47.9 million in 2004. Net operating income for the first three quarters of 2005 grew 16% to $144.8 million from $124.5 million in the first three quarters of 2004. Strong net operating income resulted from continued low combined ratios of 90.6% for the quarter and 89.9% for the nine months.
Assurant Health third quarter 2005 net earned premiums of $538.8 million were down 4% from the same period in 2004. Net earned premiums in the first three quarters of 2005 decreased 2% to $1.6 billion from $1.7 billion in the first three quarters of 2004 due to a decline in membership in both the individual medical and small group businesses. Premiums increased in the individual medical business as a result of higher premiums per member.
Assurant Employee Benefits
Assurant Employee Benefits third quarter 2005 net operating income increased 53% to $22.8 million from net operating income of $15.0 million in the same period of 2004. Net operating income for the first three quarters of 2005 increased 16% to $49.0 million from

$42.2 million in the first three quarters of 2004. Increases in net operating income were primarily due to improved group life mortality and favorable disability experience.
Assurant Employee Benefits third quarter 2005 net earned premiums were essentially flat at $306.9 million compared to the same period of 2004. Net earned premiums in the first three quarters of 2005 increased 4% to $969.3 million from $933.0 million in the first three quarters of 2004. Net earned premium increases were primarily driven by growth in disability business and improved persistency in group disability and life. Disability premiums include single premiums of $26.7 million in the first three quarters of 2005 compared to $13.1 million in the same period of 2004 related to the assumption of closed blocks of disability claims.
Assurant Preneed
Assurant Preneed third quarter 2005 net operating income increased 17% to $10.5 million from net operating income of $8.9 million in the same period of 2004. Net operating income for the first three quarters of 2005 grew 19% to $30.3 million from $25.5 million in the first three quarters of 2004. Net operating income benefited from higher investment income, including $6.1 million after tax realized from a real estate partnership in the second quarter of 2005.
Assurant Preneed third quarter 2005 net earned premiums decreased 3% to $127.4 million from $131.8 million in the same period of 2004. Net earned premiums in the first three quarters of 2005 decreased 7% to $374.5 million from $401.3 million in the first three quarters of 2004. Premium declines are the result of lower sales in the U.S. partially offset by increases in Canada.
Corporate
Amortization of deferred gains from businesses sold through reinsurance declined consistent with the anticipated run-off of these businesses. Corporate and other net operating loss for the third quarter of 2005 was $4.1 million, compared to a loss of $1.2 million in the third quarter of 2004. Expenses include stock-appreciation-rights costs and expenses related to Sarbanes-Oxley 404 compliance.
Financial Position
September 30, 2005 total assets were $25.4 billion. In the third quarter of 2005, net capital gains were $9.8 million after-tax compared to net capital gains of $1.6 million after-tax in the third quarter of 2004.
Earnings Conference Call
Assurant will host a conference call on Thursday, November 3rd at 10:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: 6568919. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via the telephone starting at approximately 12:00 P.M. (ET) on November 3, 2005 and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 6568919. The webcast will be archived for one month on Assurant’s website.
About Assurant
Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The five key businesses— Assurant Employee Benefits; Assurant Health; Assurant Preneed; Assurant Solutions and Assurant Specialty Property— have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business segments provide creditor-placed homeowners insurance; manufactured housing homeowners insurance; debt protection administration; credit-related insurance; warranties and extended service contracts; individual health and small employer group health insurance; group dental insurance; group disability insurance; group life insurance; and pre-funded funeral insurance.
The company, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. Assurant has more than 12,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com
Safe Harbor Statement
Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1) Pro forma earnings per share have been included as a measure of 2004 operating performance. In February 2004, Assurant completed a significant capital restructuring in conjunction with its initial public offering of common stock. Pro forma earnings per share reflects earnings per share adjusted as if this capital restructuring had occurred on January 1, 2003. This restructuring included: a stock split and conversion of Class B and C shares resulting in total outstanding shares of 109,222,276; the issuance of 32,976,854 shares of Assurant common stock to Fortis Insurance N.V. in exchange for a capital contribution of $725.5 million, and the issuance of 68,976 restricted shares of Assurant common stock to certain officers and directors of the company pursuant to specific restricted stock grants These transactions occurred subsequent to the December 31, 2003 balance sheet, but management believes that this adjusted measure provides a better indication of operating performance than the corresponding GAAP measure, earnings per share. In 2005, earnings per share are based on actual average shares outstanding.
(2) Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

Assurant, Inc. and Subsidiaries
Consolidated Statement of Operations
Three and Nine months Ended September 30, 2005 and 2004 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands except number of shares and per share amount)
Revenues
Net earned premiums and other considerations	$1,621,186	$1,603,548	$4,876,319	$4,844,259
Net investment income	175,175	160,034	516,393	471,486
Net realized gain on investments	11,965	2,501	16,536	22,447
Amortization of deferred gain on disposal of businesses	11,706	14,539	35,353	43,298
Loss on disposal of business	—	—	—	(9,232)
Fees and other income	59,409	52,925	171,497	160,360

Total revenues	1,879,441	1,833,547	5,616,098	5,532,618
Benefits, losses and expenses
Policyholder benefits	970,596	976,934	2,838,131	2,888,948
Selling, underwriting, general and administrative expenses	752,156	732,252	2,225,828	2,204,344
Interest expense	15,315	15,107	45,943	43,267

Total benefits, losses and expenses	1,738,067	1,724,293	5,109,902	5,136,559

Income before income taxes	141,374	109,254	506,196	396,059
Income tax expense	41,087	34,410	163,887	131,627

Net income	$100,287	$74,844	$342,309	$264,432

Net income per share:
Basic	$0.74	$0.53	$2.49	$1.92
Diluted	$0.74	$0.53	$2.47	$1.92
Pro forma	N/A	N/A	N/A	$1.86

Dividends per share	$0.08	$0.07	$0.23	$0.14

Share Data:

Basic weighted average shares outstanding	134,706,785	141,694,172	137,362,736	137,818,397

Diluted weighted average shares outstanding	136,177,498	141,787,153	138,712,630	137,885,662

Pro forma weighted average shares outstanding	N/A	N/A	N/A	142,031,988

Assurant, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
At September 30, 2005 (unaudited) and December 31, 2004

	September 30,	December 31,
	2005	2004
	(in thousands)
Assets
Investments and cash and cash equivalents	$13,098,056	$12,955,128
Reinsurance recoverables	4,789,209	4,196,810
Goodwill	817,828	823,054
Assets held in separate accounts	3,504,017	3,717,149
Other assets	3,203,334	2,855,965

Total assets	25,412,444	24,548,106

Liabilities
Policyholder liability	14,670,144	13,381,936
Debt	971,670	971,611
Mandatorily redeemable preferred stock	24,160	24,160
Liabilities related to separate accounts	3,504,017	3,717,149
Accounts payable and other liabilities	2,576,651	2,817,819

Total liabilities	21,746,642	20,912,675

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,402,773	3,297,268
Accumulated other comprehensive income	263,029	338,163

Total stockholders’ equity	3,665,802	3,635,431

Total liabilities and stockholders’ equity	$25,412,444	$24,548,106